Company Contact:	Deborah Merrill
(864)232-5200 x 6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact: ICR, Inc.
Investor:	Tom Filandro
(203)682-8200
Tom.Filandro@icrinc.com
Media:	Jessica Liddell
(203)682-8208
DLAPR@irinc.com

Delta Apparel Reports Fiscal 2019 Second Quarter and Six-Month Results
Company achieves year-over-year sales growth for quarter
GREENVILLE, S.C., May 6, 2019 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its fiscal year 2019 second quarter and first six months ended March 30, 2019.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We were pleased to deliver another quarter of top-line growth despite challenges from unseasonable weather in key markets and this year’s later spring break selling period. Our Delta Group segment posted a nice sales increase for the quarter and our fast-growing digital print business, DTG2Go, was once again a bright spot, with sales growth of 177%.”

Mr. Humphreys continued, “Both our Delta Group and Salt Life Group segments achieved top-line growth for the first half of the year and we are off to a strong start to the second half. We see exciting opportunities for growth and increased profitability across all of our businesses as we leverage our investments in manufacturing technology and distribution, and expand into additional sales channels. We continue to believe Delta Apparel is uniquely positioned to succeed in today’s dynamic retail environment.”

For the second quarter ended March 30, 2019:

•
Net sales were $102.8 million, up almost 3% from $100.0 million in the prior year second quarter. Net sales in the Delta Group segment increased almost 4% over the prior year period and net sales in the Salt Life Group segment declined approximately 4% from the prior year period.

•
Gross margin sequentially improved 10 basis points from the first quarter to 18.4% in the second quarter, but declined compared to 22.2% in the prior year second quarter. Anticipated transition costs from changes in the private label product mix and higher-cost raw materials in the Delta Group segment, coupled with higher than expected digital print acquisition integration expenses and delayed spring sales in the Salt Life Group segment, drove a decline in gross profit to $18.9 million from $22.2 million in the prior year period. The majority of these cost impacts are now behind us and we expect gross profit to improve in the back half of the year.

•	Selling, general and administrative ("SG&A") expenses as a percentage of sales were 16.6%, compared to 16.7% in the prior year second quarter.

•
The above-referenced cost impacts drove a decline in operating income for the quarter to $2.8 million compared to $5.6 million in the prior year second quarter, with Delta Group segment operating income declining $2.4 million and Salt Life Group segment operating income declining $0.1 million. We expect profitability to increase in the second half of the year as we enter our traditionally strong selling season with an expanding product mix and better balance between selling prices and raw material costs.

•	Net income for the quarter was $0.9 million, or $0.13 per diluted share, compared to $3.6 million, or $0.48 per diluted share, in the prior year period.

For the six months ended March 30, 2019:

•
Net sales were $204.5 million, up 7.4% from $190.3 million in the comparable period last year. Net sales in the Delta Group segment increased 8.2% over the prior year and net sales in the Salt Life Group segment increased 1.5% over the prior year.

•	Gross profit was $37.5 million, down 2.9% from $38.6 million in the comparable period last year. Gross margin was 18.3% compared to 20.3% in the prior year period.

•	SG&A expenses as a percentage of sales improved 20 basis points from last year to 16.5%.

•
Operating income was $2.9 million compared to $7.4 million in the comparable period last year, with the majority of the decrease attributable to a discrete expense of $2.5 million taken during the first quarter in connection with the resolution of litigation stemming from The Sports Authority's March 2016 bankruptcy. Delta Group segment operating income was impacted by the litigation expense and declined $4.1 million over the prior year, while Salt Life Group segment operating income was relatively flat compared to the prior year.

•
The Company experienced a net loss for the period of $209 thousand, or $0.03 per diluted share, an improvement over the prior year period’s net loss of $6.3 million, or $0.87 per diluted share. Excluding the above-referenced $2.5 million litigation expense, the Company achieved net income of $1.9 million, or $0.27 per diluted share, for the six months ended March 30, 2019.

During the quarter, the Company spent approximately $1.9 million on capital expenditures and $717 thousand to repurchase 35,353 shares of its stock. Total debt, including capital lease financing, as of the end of the first six months of fiscal 2019 was $143.9 million, up approximately $32 million from the end of our 2018 fiscal year due principally to the Company’s recent digital print acquisition, capital expenditures, share repurchases and our seasonal build in inventory. Total inventory at the end of the first six months of fiscal 2019 was $186.5 million compared with $172.2 million a year ago due primarily to increased units on hand from the recent digital print acquisitions as well as higher costs per unit driven by product mix and the inflationary environment.

Conference Call
The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 866-575--6539. If calling from outside the United States, please dial 323-794-2423. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through June 6, 2019. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 9980067.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, Salt Life, LLC, M. J. Soffe, LLC, and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of core activewear and lifestyle apparel and related accessory products. The Company specializes in selling casual and athletic products through a variety of distribution channels and distribution tiers, including department stores, mid and mass channels, e-retailers, sporting goods and outdoor retailers, independent and specialty stores, and the U.S. military. The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,100 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018

Net Sales	$102,838	$100,004	$204,513	$190,346
Cost of Goods Sold	83,930	77,769	167,036	151,741
Gross Profit	18,908	22,235	37,477	38,605

Selling, General and Administrative	17,056	16,737	33,841	31,717
Other (Income) Expense, Net	(843)	(116)	902	(464)
Operating Income	2,695	5,614	2,734	7,352

Interest Expense, Net	1,985	1,350	3,750	2,685

Income (Loss) Income Before Provision for Income Taxes	710	4,264	(1,016)	4,667

(Benefit From) Provision for Income Taxes	(115)	632	(614)	10,988

Consolidated Net Income (Loss)	825	3,632	(402)	(6,321)

Net Loss Attributable to Non-Controlling Interest	(117)	—	(193)	—

Net Income (Loss) Attributable to Shareholders	$942	$3,632	$(209)	$(6,321)

Weighted Average Shares Outstanding
Basic	6,943	7,195	6,933	7,231
Diluted	7,103	7,496	6,933	7,231

Net Income (Loss) per Common Share
Basic	$0.14	$0.50	$(0.03)	$(0.87)
Diluted	$0.13	$0.48	$(0.03)	$(0.87)

	March 30, 2019	September 29, 2018	March 31, 2018
	(Unaudited)	(Audited)	(Unaudited)

Current Assets
Cash	$1,777	$460	$434
Receivables, Net	59,946	46,879	60,083
Income Tax Receivable	—	38	—
Inventories, Net	186,526	174,983	172,213
Prepaids and Other Assets	3,002	3,062	4,185
Total Current Assets	251,251	225,422	236,915

Noncurrent Assets
Property, Plant & Equipment, Net	54,311	52,114	50,093
Goodwill and Other Intangibles, Net	60,151	53,715	50,602
Deferred Income Taxes	1,924	1,374	1,996
Investment in Joint Venture	9,731	8,980	4,140
Other Noncurrent Assets	1,687	2,004	2,148
Total Noncurrent Assets	127,804	118,187	108,979

Total Assets	$379,055	$343,609	$345,894

Current Liabilities
Accounts Payable and Accrued Expenses	$73,857	$64,750	$63,984
Income Tax Payable	—	—	256
Current Portion of Contingent Consideration	3,190	638	—
Current Portion of Capital Lease Financing	5,308	3,846	2,336
Current Portion of Long-Term Debt	7,435	6,577	6,356
Total Current Liabilities	89,790	75,811	72,932

Noncurrent Liabilities

Long-Term Taxes Payable	3,451	4,259	7,414
Long-Term Contingent Consideration	6,104	9,904	5,850
Long-Term Capital Lease Financing	11,150	9,302	8,402
Long-Term Debt	120,043	92,083	105,798
Deferred Income Taxes	2,192	2,132	—
Other Noncurrent Liabilities	658	—	—
Total Noncurrent Liabilities	143,598	117,680	127,464

Common Stock	96	96	96
Additional Paid-In Capital	59,121	61,979	60,561
Equity Attributable to Non-Controlling Interest	(100)	93	—
Retained Earnings	128,486	128,695	121,032
Accumulated Other Comprehensive (Loss) Income	(493)	136	167
Treasury Stock	(41,443)	(40,881)	(36,358)
Equity Attributable to Delta Apparel, Inc.	145,667	150,118	145,498

Total Liabilities and Equity	$379,055	$343,609	$345,894